Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 26th day of June, 2017 (the “Effective Date”) by and between Integrity Applications, Inc., a Delaware corporation (the “Company”), and David Podwalski (hereinafter, the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company is in the business of development and commercialization of a noninvasive glucose monitoring device and related products; and

WHEREAS, the Company and Executive desire to enter into this Agreement to establish certain terms of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.             Definitions.  When used in this Agreement, the following terms shall have the following meanings:

(a)           “Accrued Obligations” means:

(i)          all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)          any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)          any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans; and

(iv)          rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)          “Affiliate” means any entity that controls, is controlled by, or is under common control with, the Company.

(c)          “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cause” means the good faith and reasonable determination of the Board that the Executive has:

(i)          been grossly negligent or engaged in willful misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest (to the extent such conflict of interest materially harms the Company), in each case, relating to the affairs of the Company; provided, that “Cause” shall not be deemed to exist under this clause (A) unless Executive has been given written notice specifying the act or omission constituting Cause and Executive has failed to cure such act or omission within thirty (30) days after receiving such notice; provided further, that such notice and cure right shall not be required to be given if the act or omission giving rise to the determination that Cause exists is not, in the reasonable determination of the Board, susceptible of cure;

(ii)          been convicted of or pleaded nolo contendere to any felony crime or been involved in the commission of any act (i) involving (A) misuse or misappropriation of money or other property of Company or (B) repeated use of illegal substances; or (ii) which disparages the business integrity of the Company, its directors, employees or customers, and materially and adversely affects the business reputation of Company; or

(iii)          engaged in a willful violation of any federal or state securities laws.

(f)          “Code” means the Internal Revenue Code of 1986, as amended.

(g)          “Disability” has the meaning set forth in the Company’s long-term disability plan as in effect as of the date on which a “Disability” is claimed hereunder.

(h)          “Good Reason” means

(i)          a material diminution in Executive’s title or responsibilities not otherwise agreed to in writing by Executive;

(ii)          a material reduction in Executive’s Base Salary not otherwise agreed to in writing by Executive;

(iii)          the Company’s failure to satisfy any payment obligation under this Agreement; or

(iv)          a material breach by the Company of this Agreement (other than a failure to satisfy any payment obligation).

A termination for Good Reason hereunder shall not be effective until Executive has first given the Company written notice specifying such act or omission giving rise to the alleged Good Reason event and the Company has failed to cure such act or omission within thirty (30) days after receiving such notice. Executive shall provide the Company with such written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.

(i)          “Severance Amount” shall mean 50% of the Executive’s Base Salary.

(j)          “Severance Term” means the six month period following the date on which the Term of Employment ends.

(k)          “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(l)          “Termination Date” means the date on which the Term of Employment ends.

2.             Employment.

(a)           Employment and Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.  Executive’s services shall be performed from Executive’s home-based office until such time that the location of the Company's U.S. headquarters has been established.

(b)          Duties of Executive.  During the Term of Employment, the Executive shall be employed and serve as the Chief Commercial Officer of the Company, and shall have such duties typically associated with such title, including, without limitation creating, managing and implementing a successful commercial strategy for the Company on a global level. The Executive shall faithfully and diligently perform all services as may be assigned to him by the Chief Executive Officer (the “CEO”) of the Company or the Board, and shall exercise such power and authority as may from time to time be delegated to him by the CEO or the Board.  The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate, civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.              Term.  The Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on June 26, 2017 and shall continue until it is terminated pursuant to the terms set forth herein.

4.             Compensation.

(a)           Base Salary.  The Executive shall receive a Base Salary at the annual rate of Two Hundred Forty Thousand Dollars ($240,000) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.  The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee of the Board, be increased at any time or from time to time.

(b)           Bonuses and Equity Awards.

(i)          During the Term of Employment, Executive shall be eligible to earn an annual performance bonus (the “Performance Bonus”), having a minimum bonus opportunity equal to 20% of his current Base Salary based upon 80% achievement of performance criteria (the “Minimum Performance Goal”), a target bonus opportunity equal to 25% of his current Base Salary based upon 100% achievement of performance criteria (the “Target Performance Goal”), and a maximum bonus opportunity equal to 37.5% of his current Base Salary based upon 150% achievement of performance criteria (the “Maximum Performance Goal”); provided, however, the Performance Bonus shall be determined using straight-line interpolation if the level of achievement is between the Minimum Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal.  The performance criteria shall be established by the Board or the Compensation Committee of the Board within the first ninety (90) days of each fiscal year that begins during the Term of Employment.  Payment of any Performance Bonus shall be made based on the Board’s (or the Board’s Compensation Committee’s), as applicable, determination regarding Executive’s satisfaction of the criteria applicable to such Performance Bonus.  If the level of achievement for any fiscal year is less than the Minimum Performance Goal, the Board (or the Board’s Compensation Committee) may elect to pay the Executive such other bonus amount in its sole discretion.  Any payment in respect of a Performance Bonus shall be paid within thirty (30) days following the final determination of the amount of the Performance Bonus to be paid and during the immediately following calendar year to which the Performance Bonus related and provided that the Term of Employment continues through and on such payment date, except as otherwise required herein.

(ii)          Executive is eligible for a Twenty-five Thousand Dollars ($25,000) signing bonus, minus applicable deductions and withholdings, payable on the six-month anniversary of the Effective Date, provided that the Term of Employment continues through and on such payment date.

(iii)          Effective as of the Effective Date, the Company shall grant to Executive options to purchase up to One Percent (1%) of the fully diluted common stock, par value $0.001 per share, of the Company (“Common Stock”) as of the Effective Date, with a per share exercise price equal to the greater of (A) $4.50 per share or (B) the fair market value of a share of Common Stock on the Effective Date, which shall vest in equal monthly installments over a three year period following the Effective Date, subject to the Term of Employment continuing through and on each such vesting date and subject to the terms and conditions set forth in the Stock Option Agreement attached as Exhibit A hereto and made a part hereof, and the provisions of the Company’s Incentive Compensation Plan.

5.             Expense Reimbursement and Other Benefits.

(a)           Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)           Compensation/Benefit Programs.  During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. Until such time as the Company has obtained health insurance coverage, AD&D, and executive level Short and Long Term Disability insurance for its U.S. employees generally, the Company shall reimburse Executive for his out-of-pocket costs to maintain such coverage up to Two Thousand Eighty-three Dollars ($2,083) per month, in accordance with Section 5(a) hereof, and provided that such reimbursement would not cause the Company to incur any penalties under any applicable law (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act).

(c)           Working Facilities.  During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

(d)           Other Benefits.  The Executive shall be entitled to twenty-five (25) days of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder.  Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year, except as may be agreed to in writing by the Chief Executive Officer of the Company in his sole discretion.  The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

6.             Termination.

(a)          General.  The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.

(b)          Termination By Company for Cause.  The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause.  In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.

(c)          Disability.  The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability.  In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.

(d)          Death.  In the event that the Term of Employment is terminated due to the Executive’s death, the Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.

(e)          Termination Without Cause.  The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than ninety (90) days prior to the effective date of such termination.  In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) the Executive shall be entitled to:

(i)          The Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(ii)           The Severance Amount, payable for the Severance Term.

(f)          Termination by Executive for Good Reason.  The Executive may terminate the Term of Employment for Good Reason and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g)          Termination by Executive Without Good Reason.  The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations.  In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

                (h)          Release.  Any payments due to Executive under this Section 6 (other than the Accrued Obligations) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request) that becomes irrevocable within sixty (60) days of the Termination Date.  Payment of any amounts subject to the Executive’s release shall be delayed until the 61st day following the Termination Date (the “Payment Commencement Date”) and any payments that are so delayed shall be paid on the Payment Commencement Date.  All payments and benefits provided under Section 6 (other than the Accrued Obligations) shall be forfeited if the Executive does not timely execute (or subsequently revokes) the release within the aforementioned sixty (60) day period.

(i)          Cooperation.  Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company.  In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient.  To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(i) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(i).

(j)          Return of Company Property.  Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, palm pilot, PDA or similar device).

(k)          Compliance with Section 409A.

(i)          General.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii)          Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)          6 Month Delay for Specified Employees.

(A)          If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)          For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv)          No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)          Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)          Taxable Reimbursements and In-Kind Benefits.

(A)          Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)          The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)          The right to Taxable Reimbursements, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii)          No Guaranty of 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7.             Restrictive Covenants.

(a)          Noncompetition; Non-solicitation.

(i)          Executive acknowledges that the Company is engaged in a highly competitive business on a world-wide scale and that, by virtue of the position in which Executive is employed, his engaging in or working for or with any business which is directly competitive with the Company would cause the Company great and irreparable harm.  Executive also acknowledges that, by virtue of his/her employment, he has gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s customers, suppliers and other business partners, among other Confidential Information, and that Executive would inevitably have to draw on such Confidential Information if he were to solicit or service the Company’s customers, suppliers and other business partners on behalf of a competing business enterprise.

(ii)          Executive agrees that “Restricted Business” at any date means the goods, products, and/or services of the type provided, marketed, sold, produced and/or developed by the Company during the twelve (12) month period ending on that date for or concerning the development and commercialization of glucose monitoring devices or any technology or software that measures or monitors glucose levels.  The “Territory” for the purposes of this Section 7 shall be anywhere in (x) the World.

(iii)          Accordingly, Executive agrees that during Executive’s employment with Company, whether or not under this Agreement, and thereafter for a period of twelve (12) months (the “Noncompetition Period”), he will not within the Territory:

(A)          directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of or be employed by, associated with or in any manner connected with any entity or organization engaged in Restricted Business;

(B)          directly or indirectly approach, advise, solicit or deal with, in competition with the Company, any entity or organization engaged in Restricted Business;

(C)          provide technical, commercial or professional advice to any business or concern engaged in Restricted Business; or

(D)          interfere or seek to interfere with the supply of any components, materials, goods or services to the Company (or with the terms of any such supply).

(iv)          Executive agrees that during Executive’s employment with Company, whether or not under this Agreement, and thereafter for a period of twenty-four (24) months, he will not within the Territory, directly or indirectly, for the purpose of competing with the Company:

(A)          induce or procure or attempt to induce or procure any person who is on, or was during the twenty-four (24) months preceding, the date of the termination of Executive’s employment with the Company, an officer or key employee of, consultant for or other person under contract to provide services to the Company, to leave his/her/her employment or service with the Company (whether or not that person would commit any breach of his/her or her employment or appointment by reason of leaving the service of the Company); or

(B)          accept into employment or otherwise engage or use the services of any person who is on, or was during the twenty-four (24) months preceding, the date of the termination of Executive’s employment with the Company, an officer or key employee of, consultant for or other person under contract to provide services to the Company.

(v)          Executive agrees that during Executive’s employment with Company and for all time thereafter, he will not disparage the Company, its directors, officers, employees, the Company brand or its products and services.

(b)          Intellectual Property.

(i)          Executive shall disclose promptly to the Company all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (which, together with all intellectual property rights that might be available therein including, without limitation, patents, copyrights and trade secrets, shall hereinafter be referred to as “Intellectual Property”), whether or not patentable, which Executive may conceive or make, alone or with others, in connection with his/her employment with the Company from and after the date of this Agreement, whether or not during working hours, and which: (A) relate specifically to the business of the Company; (B) are based on or derived from Executive’s knowledge of the actual or planned business activities of the Company; or (C) are developed using existing Intellectual Property belonging to the Company.

(ii)          Executive shall assign, and does hereby assign, to the Company (and to bind his/her heirs, executors and administrators, to assign to the Company) all Intellectual Property covered by Section 7(b)(i) hereof (collectively, “Company Intellectual Property”).

(iii)          Without further compensation but at the Company’s expense, Executive agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things reasonably requested of Executive by the Company to enable the Company to obtain, maintain and enforce its rights to such Company Intellectual Property.

(iv)          All of Executive’s work product during his/her employment hereunder and all parts thereof shall be “work made for hire” for the Company within the meaning of the United States Copyright Act of 1976, as amended from time to time, and for all other purposes, and Executive hereby quitclaims and assigns to the Company any and all other rights he may have or acquire therein.  Accordingly, all right, title and interest in any and all materials, or other property, including, without limitation, trademarks, service marks and related rights, whether or not copyrightable, created, developed, adapted, formulated or improved by Executive (whether alone or in conjunction with any other person or employee), constituting Company Intellectual Property shall be owned exclusively by the Company.  Executive will not have or claim to have under this Agreement, or otherwise, any right title or interest of any kind or nature whatsoever in any Company Intellectual Property.

(c)           Confidential Relationship and Confidential Information.

(i)          Confidential Information.  Executive acknowledges that, during the course of his/her employment, he will have access to information relating to the Company’s business that provides the Company with a competitive advantage, that is not generally known by persons not employed by or providing services for the Company and that could not easily be determined or learned by someone outside the Company (“Confidential Information”).  Such Confidential Information includes both written information and information not reduced to writing and includes, without limitation:  (i) the identity of the Company’s customers, suppliers and other business partners and prospective customers, suppliers and other business partners, including names, addresses and phone numbers, the characteristics, preferences and investment strategies of those parties, the types of services provided to and ordered by those third parties; (ii) the Company’s internal corporate policies related to those services, price lists, fee arrangements and terms of dealings with such third parties; (iii) the identity of the Company’s sources in the field and off-site consultants and the terms and conditions on which the Company transacts business with those sources and consultants; (iv) financial and sales information, including the Company’s financial condition and performance and the compensation paid to other employees of the Company; (v) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of the Company and (vi) all Company Intellectual Property (as hereinafter defined).  Executive acknowledges that the Company has gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.

(ii)          Notwithstanding the foregoing, the term “Confidential Information” shall not include, and Executive shall not have any obligations under this Section 7 with respect to, any information which (i) is or becomes publicly known through no unlawful or other wrongful act or omission by Executive or any other person or entity; (ii) becomes known to Executive from a third party having the legal right to make an unrestricted disclosure without a breach of any obligation of confidentiality to the Company by Executive or such third party; (iii) is  voluntarily disclosed to the public or competitors of the Company by the Company (except where such public disclosure has been made by Executive or another without authorization); or (iv) has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iii)          Restriction on Use and Disclosure of Confidential Information.  Executive shall, both during and after his/her employment by Company, hold all Confidential Information in a fiduciary capacity.  Executive shall not directly or indirectly use or disclose such Confidential Information except as is (i) necessary for the good faith performance of his/her services for Company, (ii) reasonably necessary, in the opinion of counsel to the Company (or, in respect of claims by the Company against Executive, counsel to Executive), to respond to or defend any claim(s) against Executive or the Company or (iii) required to be disclosed by court order, governmental action, legal process or by applicable law; provided, however, that if disclosure is required under this clause (iii), Executive shall first give written notice thereof to the Company and shall fully cooperate (at the Company’s cost and expense) in the Company’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority.

(iv)          Ownership of Confidential Information.  Executive acknowledges that any documents received or created by him during the course of his/her employment with the Company that contains or pertains to Confidential Information are and will remain the sole property of the Company.  Such documents include, without limitation, files, memoranda, correspondence, reports, client records, contact lists and compilations of information, however such information may be recorded and whether on hard copy or on a computer disk, magnetic disk,  CD-ROM, flash drive, or other electronic storage device.  Executive shall return all such documents (including all copies) promptly upon the termination of his/her employment and shall not, during and after his/her employment, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests, or as reasonably necessary, in the opinion of counsel to the Company (or, in respect of claims by the Company against Executive, counsel to Executive), to respond to or defend any claim(s) against Executive or the Company.

(d)          Release.  Executive acknowledges that the Company may use the image, likeness, voice, or other characteristics of Executive in the services, materials, computer programs, marketing and advertising and other deliverables created or used or distributed by or on behalf of the Company in the course of its business.  Executive hereby consents to the use of such characteristics of Executive by the Company and releases the Company, its directors, officers, employees, agents, contractors, licensees and assigns from any claims which Executive has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

(e)          Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company and that the Company will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Executive.  Executive therefore consents to the entry of a restraining order, preliminary injunction, or other court order to enforce such provisions and expressly waives any security that might otherwise be required in connection with such relief.  Executive also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert.  Executive agrees that the terms of this Section 7 are in addition to, and not in limitation of, any other restrictive covenants agreed to by Executive with respect to the Company.  For all purposes of this Section 7, the term “Company” means the Company and each of its now existing or hereafter created or acquired or affiliated companies, subsidiaries and parent companies, and their respective successors and assigns.

(f)          Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(g)          Extension of Time.  If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company or any its Affiliates seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(h)          Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, and its Affiliates, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company and its Affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.             Representations and Warranties of Executive.  The Executive represents and warrants to the Company that:

(a)          The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)          The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)          In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.             Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.          Assignment.  The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

12.          Jurisdiction and Venue.  Each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of New York in New York County or the federal courts sitting in New York, New York; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.          Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15.          Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent (i) if to the Company, addressed to Integrity Applications, Inc., Chairman of the Board – John Graham, 19 Ha'Yahalomim Street, P.O. Box 12163, Ashdod, Israel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16.          Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.          Right to Consult with Counsel; No Drafting Party.  The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.  The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18.          Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions,  section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.          Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.          Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

21.          Waiver of Jury Trial.  THE EXECUTIVE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

22.          Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.          No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: By: _______________________________ Name: _____________________________ Title: ______________________________ EXECUTIVE: __________________________________

EXHIBIT A
 FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.          _______________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 6 (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge _____________________ (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 6 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.          Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3.          Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.          Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5.          Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.          This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

________________________________________ _______________, 20__

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